Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware
Butler Animal Health Holding Company, LLC 1	Delaware
W.A. Butler Company 2	Delaware
Camlog Holding AG 3	Switzerland
Henry Schein Canada, Inc. 4	Ontario, Canada
Henry Schein Holding GmbH 5	Germany
Henry Schein Europe, Inc. 6	Delaware
Henry Schein Practice Solutions Inc.	Utah

1 Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.

2 W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.

3 Camlog Holding AG is the parent, holding company of seven consolidated wholly-owned subsidiaries, all of which operate in the dental implant industry outside the United States.

4 Henry Schein Canada, Inc. owns a majority interest in Camlog Holding AG.

5 Henry Schein Holding GmbH is the parent, holding company of 24 consolidated wholly-owned subsidiaries, all of which operate in the dental distribution industry outside the United States.

6 Henry Schein Europe, Inc. is the parent, holding company of Henry Schein Holding GmbH.